EXHIBIT 10-5

                    REVOLVING CREDIT AGREEMENT


    REVOLVING CREDIT AGREEMENT dated March 8, 1996, between ARTISTIC GREETINGS INCORPORATED, a Delaware corporation (the "Borrower") and MARINE MIDLAND BANK, a New York banking corporation, (the "Bank"). The parties hereto hereby agree as follows:

                             RECITALS

    1. The Borrower is in default under a $3,500,000 Term Loan Agreement and a Security Agreement, both dated March 31, 1995 with The Chase Manhattan Bank (the "Chase Loan Documents").

    2. The Bank has made available to the Borrower a discretionary line of credit (the "Existing Line") in the maximum principal amount of $6,500,000 pursuant to a letter agreement dated April 26, 1991, on which there was an outstanding principal balance of $3,642,000 as of the close of business on February 28, 1996.

    3. The Borrower is in default under the Existing Line and under certain other loan documents between the Bank and the Borrower, by reason of its failure to achieve certain financial covenants and by reason of its default under the Chase Loan Documents.

    4. The Borrower has requested a waiver of the foregoing defaults and the Bank has agreed to such a waiver upon the terms and conditions set forth below.

    5. The Bank and the Borrower have agreed to terminate the Existing Line and refinance the amounts outstanding thereunder, pursuant to the terms and conditions set forth herein, to be effective as of the date of this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and in consideration of the Bank's willingness to extend credit to the Borrower, the Bank and the Borrower agree as follows:

                             ARTICLE I

                 DEFINITIONS AND ACCOUNTING TERMS

    SECTION 1.1 DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

    "ACCOUNTS" means "accounts" as defined in the Uniform Commercial Code as enacted in the State of New York.

    "ADDITIONAL LETTERS OF CREDIT" shall have the meaning assigned to such term in section 2.2.

    "AFFILIATE" means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

    "AGREEMENT" means this Revolving Credit Agreement, as amended, supplemented, or modified from time to time.

    "BORROWING BASE" has the meaning assigned to such term in section 2.1.

    "BUSINESS DAY" means any day other than a Saturday, Sunday, or other day on which commercial banks in Elmira or Rochester, New York are authorized or required to close under the laws of the State of New York.

    "CAPITAL LEASE" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

    "CHASE" means The Chase Manhattan Bank, N.A.

    "CHASE LOAN DOCUMENTS" has the meaning given to such term in the Recitals.

    "COLLATERAL" means all property which is subject to the Lien granted by the Security Agreement and/or the Existing Loan Documents.

    "COMMITMENT" means the Bank's obligation to make loans to the Borrower pursuant to section 2.1 in the amount not to exceed the lesser of $6,500,000.00 or the Borrowing Base.

    "CUSTOMER LIST" means all written and computer records, data and software identifying by name, address and other identifying information all of the Borrower's customers with respect to all of its lines of business, and in addition, for the customers of its check printing business all software, technology or processes necessary or helpful in the production of additional checks for each customer.

    "DEFAULT" means any of the events specified in section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

    "DISPOSAL" means the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction or placing of any substance so that it or its constituents may enter the environment.

    "ELIGIBLE ACCOUNTS" means Accounts which are not Ineligible Accounts.

    "ENVIRONMENT" means any water including but not limited to surface water and ground water or water vapor, any land including land surface or subsurface, stream sediments, air, fish, wildlife, plants and all other natural resources or environmental media.

    "ENVIRONMENTAL LAWS" means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

    "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under section 4001 of ERISA.

    "EVENT OF DEFAULT" means any of the events specified in section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

    "EXISTING LETTERS OF CREDIT" means the letters of credit issued by the Bank for the account of the Borrower which were outstanding as of January 31, 1996 and any extensions and renewals thereof.

    "EXISTING LINE" has the meaning assigned to such term in the Recitals.

    "EXISTING LOAN DOCUMENTS" has the meaning assigned to such term in
Section 4.14.

    "GAAP" means generally accepted accounting principles in the United
States.

    "HAZARDOUS SUBSTANCE" means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. <section>9601, ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. <section>1801, ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. <section>6901, ET SEQ.; Articles 15 and 27 of the Environmental Conservation Law of the State of New York; any so-called "Superfund" or "Superlien" law; or any other federal, state or local law, regulation, rule, ordinance, bylaw, policy, guideline, procedure, interpretation, decision, order or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

    "INELIGIBLE ACCOUNTS" means the aggregate amount of the following described Accounts, such aggregate amount to be computed as of the last Business Day of the immediately preceding month:

        (1) Any Account which has remained unpaid for more than ninety (90) days after the original invoice date or, in the case of Accounts related to the use of customer lists or package insert programs, for more than ninety
(90) days after the completion of mailing or the completion of such package insert program.

        (2) Any Account with respect to which a representation or warranty contained in the Security Agreement was not, or does not continue to be, true and accurate, including, without limitation, any Account subject to a setoff.

        (3) In the discretion of the Bank, any Account of an Account Debtor if at any time a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason with respect to 10% of the aggregate dollar amount of outstanding Accounts owed at the time of such non-payment by the Account Debtor to the Borrower.

        (4) Any Account on which the Borrower has extended the time for payment beyond the longer of thirty (30) days after the original due date, or ninety (90) days after the original invoice date (or, in the case of Accounts related to the use of customer lists or package insert programs, ninety (90) days after the completion of mailing or the completion of such package insert program) without the consent of Bank.

        (5) Any Account as to which any one or more of the following events occurs respecting an Account Debtor: death or judicial declaration of incompetency; the filing by or against any Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by any Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for any Account Debtor or for any of the assets of an Account Debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Federal Bankruptcy Code; the institution by or against any Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, any Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of any Account Debtor; the general nonpayment by any Account Debtor of debts as they become due (other than an Account); or the cessation of the business of any Account Debtor as a going concern.

        (6) All Accounts owed by an Account Debtor, if at any time 10% of the aggregate dollar amount of outstanding Accounts owed by such Account Debtor to the Borrower is classified as ineligible under any criterion set forth in (1), (3), (4) or (5) above, or (9) below.

        (7) All Accounts owed by Account Debtors which do not maintain their chief executive offices in the United States, or which are not organized under the laws of the United States or any State, unless the Bank shall, in its sole discretion as evidenced by written notification to the Borrower, deems such Accounts to be credit-worthy.

        (8) All Accounts of an Account Debtor, if the Borrower, or any Person who, directly or indirectly controls the Borrower, either owns in whole or material part, or directly or indirectly controls, such Account Debtor.

        (9) Any Account, if either the perfection, enforceability, or validity of the Bank's security interest in such Account, or the Bank's right or ability to obtain direct payment to the Bank of the Proceeds of such Account, is governed by any federal or state statutory requirements other than those of the Uniform Commercial Code, including, without limitation, any Account subject to the Federal Assignment of Claims Act of 1940, as amended.

        (10)Any Account, which in the discretion of the Bank is not satisfactory to the Bank for credit reasons (determined in accordance with customary credit policies of the Bank).

    "INTEREST PERIOD" means the period commencing on the date a Fixed Rate is selected by the Borrower and ending on the sixth day thereafter, provided that:

        (1) No Interest Period may extend beyond the Termination Date; and

        (2) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day.

    "LIEN" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

    "LOAN DOCUMENTS" means this Agreement, the Note, and the Security
Agreement.

    "MATERIAL ADVERSE EFFECT" shall have the meaning assigned to such term in section 4.1.

    "MONEY MARKET RATE" means the rate per annum quoted by the Bank to Artistic on the first day of any applicable Interest Period (which rate will be what the Bank then estimates is its cost of acquiring funds for a period comparable to the Interest Period and in an amount comparable to the principal amount of the Quoted Rate Loans).

    "MULTIEMPLOYER PLAN" means a Plan described in section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

    "NOTE" shall have the meaning assigned to such term in section 2.6.

    "ORDERLY LIQUIDATION VALUE" means, with respect to any asset of the Borrower, the amount of net proceeds which could be expected upon a sale by a willing and informed seller to a willing and informed buyer, both exercising prudent judgment and not acting with undue haste, but with the seller under compulsion to sell within a liquidation period not to exceed 120 days.

    "PAYMENT OFFICE" means the place of business of the Bank at 150 Lake Street, Elmira, New York 14901.

    "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    "PERSON" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

    "PLAN" means any employee benefit or other plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

    "PRIME RATE LOANS" means those Revolving Credit Loan for which the interest thereon is determined by reference to the Prime Rate.

    "PRIME RATE" means the rate of interest publicly announced by the Bank from time to time as its prime rate and is a base rate for calculating interest on certain loans.

    "PROHIBITED TRANSACTION" means any transaction set forth in section 406 of ERISA or section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

    "PROPERTY" means all real property owned, occupied or operated by the Borrower or its Subsidiaries.

    "QUOTED RATE LOANS" means those Revolving Credit Loans for which the interest rate thereon is determined by reference to the Money Market Rate.

    "REPORTABLE EVENT" means any of the events set forth in section 4043 of ERISA.

    "REVOLVING CREDIT LOAN(S)" shall have the meaning assigned to such term in section 2.1.

    "SECURITY AGREEMENT" means the Security Agreement in substantially the form of Exhibit A, to be delivered by the Borrower under the terms of this Agreement.

    "SUBSIDIARY" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

    "TERMINATION DATE" means March 9, 1997.

    "TERM LOANS" means collectively, the term loans made by the Bank to the Borrower evidenced by the Commercial Installment Loan Agreement dated August 16, 1991 and the Commercial Installment Loan Agreement dated March 29, 1995, and the notes executed in connection therewith.

    SECTION 1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in section 4.4, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                            ARTICLE II

                   AMOUNT AND TERMS OF THE LOAN

    SECTION 2.1 REVOLVING CREDIT. The Bank agrees on the terms and conditions herein set forth, to make Revolving Credit Loans (which shall include Prime Rate Loans, Quoted Rate Loans and the face amount of Letters of Credit issued pursuant to section 2.2) to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate outstanding amount not to exceed at any time, the lesser of:

        (1) Six Million Five Hundred Thousand Dollars ($6,500,000), (the "Commitment"); or

        (2) The Borrowing Base, calculated as follows:

            (a) 80% of the Borrower's Eligible Accounts; plus

            (b) 70% of the Borrower's raw paper inventory and raw material inventory located at those addresses shown on Schedule 2.1(2)(b) hereof; plus

            (c) 50% of the Borrower's raw paper inventory not located at any of the addresses listed on Schedule 2.1(2)(b) hereof, to the extent that such inventory is listed at a location described on Schedule 2.1(2)(c) hereof, and that the Bank has received a written offset waiver in the form of Exhibit B hereto from each owner, operator, or lessee of the premises at which such inventory is located; plus

            (d) 40% of the Borrower's finished goods inventory which is not in transit and which is located at an address listed on
                Schedule 2.1(2)(d) hereto; plus

            (e) such amount as is reasonably satisfactory to the Bank and the Borrower as being representative of the Orderly Liquidation Value of the Borrower's Customer List. (In establishing such amount the Bank and the Borrower shall give reasonable consideration to the Orderly Liquidation Value of the Borrower's customer lists as determined by an independent expert reasonably satisfactory to the Bank and the Borrower. At the present time, and until such expert determination and the subsequent agreement between the Bank and the Borrower as to a different sum, the Orderly Liquidation Value of the Borrower's customer lists for use in computing this element of the Borrowing Base shall be $2,500,000); LESS

            (f) $343,000 (such amount to be reduced from time to time by the amount of any voluntary prepayment of the Term Loans, if any), if any part of the Term Loans remains unpaid; LESS

            (g) the amount outstanding or committed by the Bank under the
                Existing Letters of Credit.

    Within the limits of the Commitment and the Borrowing Base, and assuming no Default has occurred, the Borrower may borrow, prepay pursuant to section 2.8 and reborrow under this section 2.1. At any time, the Revolving Credit Loans may be outstanding as Prime Rate Loans, Quoted Rate Loans or a combination thereof.

    SECTION 2.2 LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, the Commitment may be utilized by the Borrower for the issuance by the Bank of commercial, documentary or standby letters of credit (other than Existing Letters of Credit) issued after January 31, 1996 ("Additional Letters of Credit") for the account of the Borrower, provided that in no event shall:

        (1) the aggregate face amount of such Additional Letters of Credit, plus the aggregate outstanding principal amount of Revolving Credit Loans exceed the lesser of the Commitment or the Borrowing Base;

        (2) prior to the issuance of any Letter of Credit, the Borrower shall pay the Bank's customary fees for issuance of the Additional Letters of Credit.

    All other terms and conditions, including the form of each Additional Letter of Credit must be satisfactory to the Bank in its sole discretion. If the terms, conditions or form of any Letter of Credit are not agreed to by the Bank and the Borrower, the Bank shall have no liability to the Borrower as a result of the Bank's failure to issue any such Letter of Credit.

    Amounts advanced by the Bank on account of draws against any of the Additional Letters of Credit issued under this section will be treated as Revolving Credit Loans.

    SECTION 2.3 QUOTED RATE LOANS. Provided that no Default has occurred hereunder, the Borrower may request that the Bank make Revolving Credit Loans to the Borrower under this Agreement at any time prior to the Termination Date, bearing interest at the Quoted Rate during any Interest Period. At the end of each Interest Period, the Borrower may repay the Quoted Rate Loan in whole or in part and/or elect to renew the Quoted Rate Loan for an additional Interest Period at a new Quoted Rate by giving the notice required by Section 2.4. Any Quoted Rate Loan that is not so renewed, shall automatically convert to a Prime Rate Loan at the end of the applicable Interest Period.

    Each Quoted Rate Loan shall constitute a "Revolving Credit Loan" for all purposes of, and shall be governed by, this Agreement. The Borrower shall give the Bank notice of each Quoted Rate Loan as provided in Section 2.4.

    Each Revolving Credit Loan which is not a Quoted Rate Loan shall be a Prime Rate Loan.

    SECTION 2.4  NOTICE AND MANNER OF BORROWING.

        (1) The Borrower shall give the Bank written notice (effective upon receipt) of each Revolving Credit Loan requested under this Agreement by 9:30 a.m. on the date such Revolving Credit Loan is to be made, specifying the amount thereof, and whether such Revolving Credit Loan shall be a Prime Rate Loan or a Quoted Rate Loan. Not later than the close of business on the date of such Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in Article III, the Bank will make such Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank.

        (2) The Borrower shall give the Bank at least three (3) Business Days' written notice (effective upon receipt) of each Letter of Credit to be issued under this Agreement, specifying the date and amount thereof, and describing in reasonable detail the proposed term of such Additional Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations purported to be supported thereby.

    SECTION 2.5 INTEREST. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at a rate per annum as follows:

        (1)  for a Prime Rate Loan, at a rate equal to the Prime Rate; and

        (2) for a Quoted Rate Loan at a rate equal to the Money Market Rate plus 135 basis points (1.35%).

    Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest shall be paid in immediately available funds on the first day of each month hereafter at the Payment Office. Any principal amount not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid at a rate which shall be two percent (2.0%) above the Prime Rate, regardless of whether such principal amount is outstanding as a Prime Rate Loan or a Quoted Rate Loan.

    In any dispute involving the interest due on any Revolving Credit Loans, the Bank shall be entitled to an irrefutable presumption that each interest bill issued by the Bank is correct unless within thirty days of the date of the bill, the Borrower has sent the Bank a written notice of any error with respect thereto, which notice shall include the Borrower's calculation of the amount of interest it believes is properly due.

    SECTION 2.6 COMMITMENT FEE. The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the Commitment from the date of this Agreement until the Termination Date at the rate of one percent (1%) per annum, based on a year of 360 days, payable on May 15, 1996, August 15, 1996, November 15, 1996 and on the Termination Date.

    SECTION 2.7 NOTE. All Revolving Credit Loans made by the Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower in substantially the form of Exhibit C duly completed, in the principal amount of Six Million Five Hundred Thousand and no/100 Dollars ($6,500,000.00), dated the date of this Agreement, payable to the Bank, and maturing as to principal on the Termination Date (the "Note"). The Bank is hereby authorized by the Borrower to endorse, on Schedule A attached to the Note in the case of Prime Rate Loans, and Schedule B attached to the Note in the case of Quoted Rate Loans, the amount of each such Revolving Credit Loan, the amount of each payment of principal received by the Bank on account of such Revolving Credit Loans, and, in the case of Quoted Rate Loans, the Quoted Rate in effect with respect to such Quoted Rate Loan, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note.

    SECTION 2.8  PREPAYMENTS.

        (1) PERMISSIVE. The Borrower may, at any time, prepay the Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that a Quoted Rate Loan may be prepaid only on the last day of the Interest Period for such Quoted Rate Loan.

        (2) MANDATORY. Until the Termination Date, the Borrower shall prepay the Revolving Credit Loans in such amounts as shall be necessary so that at all times the aggregate amount of Revolving Credit Loans outstanding, plus the aggregate face amount of Letters of Credit, plus the aggregate face amount of Existing Letters of Credit, shall not exceed the Borrowing Base. Each Mandatory prepayment shall be made within two business days of the date on which the Borrower learns or could reasonably have learned that such condition exists. Mandatory prepayments shall be applied first to Prime Rate Loans and then to Quoted Rate Loans, but only to the extent that such prepayment would not violate Section 2.7(1). In the event that the mandatory prepayment required hereby exceeds the amount of Revolving Credit Loans that may be prepaid pursuant to Section 2.7(1), then the Borrower shall deposit with the Bank, as cash collateral, an amount equal to such excess to be used by the Bank to prepay Quoted Rate Loans in accordance with Section 2.7(1).

    SECTION 2.9 METHOD OF PAYMENT. The Borrower shall make each payment under this Agreement and under the Note no later than 2:00 p.m. Eastern time on the date when due in lawful money of the United States to the Bank at the Payment Office in immediately available funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge from time to time against any account of the Borrower with the Bank any amount so due. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a Saturday, Sunday, or a public holiday, or the equivalent for banks generally under the laws of the State of New York, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and the commitment fee, as the case may be.

    SECTION 2.10 USE OF PROCEEDS. The proceeds of the Revolving Credit Loans hereunder shall be used by the Borrower to repay amounts outstanding under the Existing Line of Credit and then for general corporate purposes and the issuance of Letters of Credit. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock so as to cause a violation of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

                            ARTICLE III

                       CONDITIONS PRECEDENT

    SECTION 3.1 CONDITION PRECEDENT TO THE LOAN. The obligation of the Bank to make the initial Loan to the Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

        (1) NOTE.  The Note duly executed by the Borrower;

        (2) SECURITY AGREEMENT. A Security Agreement, duly executed by the Borrower, together with Financing Statements (UCC-1) duly executed by the Borrower for filing under the Uniform Commercial Code in all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Security Agreement;

        (3) EVIDENCE OF ALL CORPORATE ACTION BY THE BORROWER. Certified (as of the date of this Agreement) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors (or any executive committee thereof), authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

        (4) INCUMBENCY AND SIGNATURE CERTIFICATE OF THE BORROWER. A certificate (dated as of the date of this Agreement) of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and each other document to be delivered by the Borrower under this Agreement;

        (5) OPINION OF COUNSEL FOR THE BORROWER. (a) A favorable opinion of Cahill, Gordon & Reindel, transactional counsel for the Borrower, in substantially the form of Exhibit D; and (b) a favorable opinion of Thomas
C. Wyckoff, general counsel for the Borrower, in substantially the form of Exhibit E; and

        (6) INSURANCE CERTIFICATE. A duly issued policy or certificate evidencing compliance with section 5.5 below.

    SECTION 3.2 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Bank to make each Revolving Credit Loan (including the initial Revolving Credit Loan) shall be subject to the further conditions precedent that on the date of such Revolving Credit Loan:

        (1) The representations and warranties contained in Article IV of this Agreement, and in section III of the Security Agreement, are correct in all material respects on and as of the date of such Revolving Credit Loan as though made on and as of such date, unless such representation and warranty under Article IV of this Agreement indicates that it is being made as of an other specific date in which case on and as of such other date;

        (2) No Default or Event of Default has occurred and is continuing, or would result from such Revolving Credit Loan; and

        (3) The Revolving Credit Loan would not cause the aggregate amount of Revolving Credit Loans outstanding, plus the aggregate face amount of Additional Letters of Credit to exceed the Borrowing Base.

                            ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES

    To induce the Bank to enter into this Agreement and make the Loan(s) to the Borrower, the Borrower represents and warrants and so long as the Note remains unpaid or this Agreement remains in effect, shall be deemed continuously to represent and warrant as follows:

    SECTION 4.1 INCORPORATION, GOOD STANDING, AND DUE QUALIFICATION. The Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required., except where the failure to so qualify would not have a material adverse effect on the financial condition, properties or operations (collectively, a "Material Adverse Effect") of the Borrower.

    SECTION 4.2 CORPORATE POWER AND AUTHORITY. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of such corporation; (2) contravene such corporation's charter or bylaws; (3) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation, other than which in the aggregate will not have a Material Adverse Effect on the Borrower; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement (other than the Chase Loan Documents) or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected which default or breach could have a Material Adverse Effect on the Borrower; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation, except for Liens in favor of the Bank and except for Liens which in this aggregate will not have a Material Adverse Effect on the Borrower; and (6) cause such corporation to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument, which default would have a Material Adverse Effect on the Borrower.

    SECTION 4.3 LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower enforceable against the Borrower, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

    SECTION 4.4 FINANCIAL STATEMENTS. The balance sheet of the Borrower and its Subsidiaries as at December 31, 1995, and the related statements of income and retained earnings of the Borrower for the fiscal year then ended, draft copies of which have been furnished to the Bank, are substantially complete and correct and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied, and since December 31, 1995, there has been no change in the condition (financial or otherwise), business, or operations of the Borrower which has had a Material Adverse Effect on the Borrower. There are no liabilities of the Borrower, fixed or contingent, which are material but are not reflected in the financial statements, other than contingent liabilities related to the litigation referred to in Schedule 4.7, the employment agreement between the Borrower and its chairman, and payments which may be made to Valassis pursuant to the advertising arrangements between the Borrower and Valassis and the put right of Valassis, and liabilities arising in the ordinary course of business since December 31, 1995. As of the date hereof the Borrower has furnished to the Bank true and correct copies of all reports and documents filed by it with the Securities and Exchange Commission since January 1, 1995, and no such information, exhibit, or report so furnished by the Borrower to the Bank whether in connection with the negotiation of this Agreement or otherwise contained at the time of filing, any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

    SECTION 4.5 LABOR DISPUTES AND ACTS OF GOD. Neither the business nor the properties of the Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary.

    SECTION 4.6 OTHER AGREEMENTS. Neither the Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other material agreement or instrument, or subject to any charter or corporate restriction which could have a Material Adverse Effect on the Borrower or any Subsidiary. Except for certain defaults under the Chase Loan Documents, neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

    SECTION 4.7 LITIGATION. As of the date of this Agreement, there is no pending or threatened action or proceeding against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, have a Material Adverse Effect on the Borrower or any Subsidiary except such as are disclosed on Schedule 4.7 hereto but such disclosure or listing a matter on that schedule shall not be deemed an indication that either the Bank or the Borrower considers such pending or threatened action or proceeding as likely to have a Material Adverse Effect on the Borrower. After the date of this Agreement, there is no other pending or threatened action or proceeding against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency, or arbitrator, except such as both (i) have been disclosed in writing to the Bank if the amount sought exceeds $50,000, and (ii) are not reasonably likely, in any one case or in the aggregate, to have a Material Adverse Effect on the Borrower or any Subsidiary.

    SECTION 4.8 NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS. As of the date of this Agreement, the Borrower and its Subsidiaries have satisfied all material judgments, and neither the Borrower nor any Subsidiary is in default with respect to any material judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

    SECTION 4.9 OWNERSHIP AND LIENS. As of the date of this Agreement, the Borrower and each Subsidiary has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in section 4.4 (other than any properties or assets disposed of in the ordinary course of business).

    SECTION 4.10 SUBSIDIARIES AND OWNERSHIP OF STOCK. Set forth in Exhibit F is a complete and accurate list of the Subsidiaries of the Borrower as of the date of this Agreement, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens.

    SECTION 4.11 ERISA. The Borrower and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under sections 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability (other than to pay annual premiums) to the PBGC under ERISA.

    SECTION 4.12 OPERATION OF BUSINESS. The Borrower and its Subsidiaries possess all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective business substantially as now conducted and as presently proposed to be conducted, and the Borrower and its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

    SECTION 4.13 TAXES. The Borrower and each of its Subsidiaries have filed all tax returns (federal, state, and local) required to be filed and have paid all material taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties other than those not yet delinquent or being contested in good faith. The federal income tax liability of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service and have been finally determined and satisfied for all taxable years up to and including the taxable year ended December 31, 1993.

    SECTION 4.14 DEBT. Exhibit G is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any Subsidiary is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated.

    SECTION 4.15 COMPLIANCE WITH LAWS. The Borrower is in compliance with all applicable laws and regulations, in all jurisdictions in which it is presently doing business, other than such non-compliance that would not have a Material Adverse Effect on the Borrower.

    SECTION 4.16 CHASE LOAN DOCUMENTS. As of the date of this Agreement, the Borrower is in default of its obligations under the Chase Loan Documents and the execution and delivery of the Security Agreement may constitute a further default under the Chase Loan Documents. The Borrower is engaged in negotiations with Chase to obtain a waiver of the aforementioned defaults. Chase has knowledge of and has not objected to the grant of the security interest affected by the execution of the Security Agreement. Chase has made no claim or assertion that the execution of the Security Agreement constitutes tortious interference with its rights under the Chase Loan Documents or any similar claim.

                             ARTICLE V

                       AFFIRMATIVE COVENANTS

    So long as any amount of the Note remains unpaid, this Agreement remains in effect, or the Borrower shall have the right to borrow hereunder, the Borrower shall:

    SECTION 5.1 MAINTENANCE OF EXISTENCE. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence in good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction where the failure to so qualify would have or would be likely to have a Material Adverse Effect on the Borrower.

    SECTION 5.2 MAINTENANCE OF RECORDS. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

    SECTION 5.3 MAINTENANCE OF PROPERTIES. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its material properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

    SECTION 5.4 CONDUCT OF BUSINESS. Continue, and cause each Subsidiary to continue, to engage in a business of the same general type as now conducted by it on the date of this Agreement.

    SECTION 5.5 MAINTENANCE OF INSURANCE. Maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

    SECTION 5.6 COMPLIANCE WITH LAWS. Comply, and cause each Subsidiary to comply, in all respects with all applicable laws, rules, regulations, and orders, including without limitation Environmental Laws, except where non-compliance would not have a Material Adverse Effect on the Borrower.

    SECTION 5.7 RIGHT OF INSPECTION. At any reasonable time and from time to time, upon prior written notice and during normal business hours, permit the Bank, or any agent or representative thereof, or any appraiser or engineer retained by or on behalf of the Bank, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower's independent accountants.

    SECTION 5.8  REPORTING REQUIREMENTS.  Furnish to the Bank:

         (1) FINANCING STATEMENTS AND SEARCHES. On or before March 25, 1996, (a) acknowledgment copies of the Financing Statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Security Agreement, and (b) certified copies of Requests for Information (Form UCC-11) identifying all of the financing statements on file with respect to the Borrower in all jurisdictions referred to under
(a), including the Financing Statement filed by the Bank against the Borrower, indicating that no party claims an interest in any of the Collateral, except as permitted by this Agreement;

        (2) NO CONFLICTS OPINION. On or before March 31, 1996, an opinion of Thomas C. Wyckoff, General Counsel for the Borrower, in form and substance reasonably satisfactory to the Bank and its counsel, that the Loan Documents, and the Borrower's payment of the indebtedness evidenced by the Note, do not, after giving effect to the Chase Amendment, cause a breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of a lien, charge or encumbrance upon any of the assets of the Borrower, pursuant to the Chase Documents.

        (3) BORROWING BASE/CERTIFICATE OF NO DEFAULT. Within thirty (30) days after the end of each month, a certificate of the chief financial officer of the Borrower (a) showing a calculation of the Borrowing Base (which shall include, attached thereto, an accounts receivable aging schedule) and (b) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto.

        (4) MONTHLY FINANCIAL STATEMENTS. As soon as available and in any event within thirty (30) days after the end of each month (which is not also the end of a fiscal quarter) of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such month, consolidated and consolidating statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, and a consolidated and consolidating statement of change in financial position of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such month, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

        (5) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, consolidated and consolidating statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and a consolidated and consolidating statement of change in financial position of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

        (6) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and a consolidated and consolidating statement of income and retained earnings of the Borrower and its Subsidiaries for such fiscal year and a consolidated and consolidating statement of change in financial position of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with consistently applied and as to the consolidated statements accompanied by an opinion thereon reasonably acceptable to the Bank by Arthur Anderson, LLP or other independent accountants selected by the Borrower and acceptable to the Bank;

        (7) MANAGEMENT LETTERS. Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants;

        (8) ACCOUNTANT'S REPORT. Simultaneously with the delivery of the annual financial statements referred to in section 5.8(5), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specify in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

        (9) NOTICE OF LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower which, if determined adversely to the Borrower, could have a Material Adverse Effect on the Borrower;

        (10)NOTICE OF DEFAULTS AND EVENTS OF DEFAULT. As soon as possible and in any event within three (3) days after Borrower learns or should reasonably have learned of the occurrence of a Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

        (11)REPORTS TO OTHER CREDITORS. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this section 5.8 if such statement or report is related to a Default or Event of Default under this Agreement or any other loan, indenture, credit or similar agreement;

        (12)PROXY STATEMENTS, ETC. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

        (13)GENERAL INFORMATION. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

                            ARTICLE VI

                        NEGATIVE COVENANTS

    So long as any amount of the Note remains unpaid, this Agreement remains in effect, or the Borrower shall have the right to borrow hereunder, the Borrower, without the written consent of the Bank, shall not:

    SECTION 6.1 LIENS. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien upon or with respect to any Collateral now owned or hereafter acquired, except:

        (1) Liens in favor of the Bank;

        (2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

        (3) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

        (4) Liens under workmen's compensation, unemployment insurance, social security, or similar legislation;

        (5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), or public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds; or other similar obligations arising in the ordinary course of business;

        (6) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

        (7) Liens securing obligations of a Subsidiary to the Borrower or another Subsidiary;

        (8) Existing Liens to the extent that the holder of which, the debts secured thereby, the collateral encumbered thereby, and the priority thereof are accurately described on Exhibit H hereto which has been prepared by the Borrower and/or its counsel; and

        (9) Liens voluntarily created hereafter by the Borrower which are subordinate to the Liens in favor of the Bank and subject to an inter-creditor agreement satisfactory to the Bank between the Bank and the secured parties with respect to such other Liens.

    SECTION 6.2 MERGERS, ETC. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (1) any Subsidiary may merge into or transfer assets to the Borrower and (2) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

    SECTION 6.3 DIVIDENDS. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets, or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary.

    SECTION 6.4 SALE OF COLLATERAL. Sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired Collateral, except: (1) for inventory disposed of in the ordinary course of business; and (2) the sale or disposition of assets no longer used or useful in the conduct of its business, provided that the proceeds of any specific equipment subject to a Lien in favor of the Bank are paid to the Bank in kind.

    SECTION 6.5 GUARANTIES, ETC. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) guaranties in favor of the Bank (including the Guaranty), (3) guaranties of the obligations of employees made in connection with their employment, and (4) miscellaneous guaranties not to exceed in each case, $50,000 or in the aggregate $100,000.

    SECTION 6.6 TRANSACTION WITH AFFILIATE. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

    SECTION 6.7 HAZARDOUS SUBSTANCES. Suffer, cause or permit the Disposal of Hazardous Substances at any Property or at any real property on which the Collateral is located, nor suffer, cause or permit the generation, handling, processing, use or storage of Hazardous Substances on any such real property except in compliance with all Environmental Laws except where such non-compliance may not have a Material Adverse Effect on the Borrower or any Subsidiary.

                            ARTICLE VII

                        FINANCIAL COVENANTS

    So long as any amount of the Note remains unpaid, this Agreement remains in effect, or the Borrower shall have the right to borrow hereunder:

    SECTION 7.1 MINIMUM WORKING CAPITAL. The Borrower will maintain at all times an excess of current liabilities over current assets of not more than $350,000 through June 30, 1996 and will maintain an excess of current assets over current liabilities of not less than $1.00 at all times thereafter. For the purpose of this section, all amounts outstanding under the Revolving Credit Note shall be treated as long term debt.

    SECTION 7.2 MINIMUM TANGIBLE NET WORTH. The Borrower will maintain at all times a tangible net worth of not less than $8,000,000.

    SECTION 7.3 MONTHLY INCOME/LOSS. During each month ending after the date hereof, the Borrower will not incur a net, pre-tax loss (exclusive of non-cash write-downs not to exceed $500,000 in the aggregate) in excess of $500,000.

    SECTION 7.4 CURRENT RATIO. The Borrower will maintain at all times a ratio of current assets to current liabilities of not less than .9 to 1.0 through June 30, 1996 and 1.0 to 1.0 at all times thereafter. For the purpose of this section, all amounts outstanding under the Revolving Credit Note shall be treated as long term debt.

    SECTION 7.5 QUARTERLY LOSS. During fiscal 1996, the Borrower will not suffer or incur a quarterly net loss (exclusive of non-cash write-downs not to exceed $500,000 in the aggregate) before taxes in excess of the following amounts:

                                            Maximum
            QUARTER ENDED:          QUARTERLY LOSS:

               3/31/96                     $900,000
               6/30/96                      500,000
               9/30/96                        - 0 -
              12/31/96                        - 0 -

    SECTION 7.6 LEVERAGE RATIO. The Borrower will maintain at all times a ratio of total liabilities to tangible net worth of not greater than 4.0 to 1.0.

                           ARTICLE VIII

                         EVENTS OF DEFAULT

    SECTION 8.1 EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur:

        (1) The Borrower should fail to pay the principal of, or interest on, the Note, as and when due and payable (including any mandatory prepayments or deposits required by Section 2.7(2));

        (2) The Borrower shall fail to obtain a written waiver of all defaults under the Borrower's loan agreements with Chase on or before March 31, 1996;

        (3) Chase or any subsequent holder shall seek to enforce any right or remedy it has as a result of any Default or Event of Default under any loan or collateral agreement of the Borrower presently held by Chase;

        (4) Any representation or warranty made or deemed made by the Borrower in this Agreement or the Security Agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

        (5) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.2, 5.3, 5.8(6), or 5.8(10) and such failure shall continue uncured for thirty (30) days;

        (6) The Borrower shall fail to perform or observe any term, covenant, or agreement contained in any Loan Document (other than the Note and other than those covenants identified in the preceding subparagraph) to which it is a party on its part to be performed or observed;

        (7) The Borrower or any of its Subsidiaries shall (a) fail to pay any indebtedness for borrowed money (other than the Note) of the Borrower or such Subsidiary in excess of $50,000, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, unless and until such failure to perform or observe shall be waived by the holder of such indebtedness{1} or cured to the satisfaction of the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

        (8) The Borrower or any of its Subsidiaries (a) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefits of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for him or it or a substantial part of his or its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against him or it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of thirty (30) days or more; or (e) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of his or its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty
(60) days or more;

        (9) One or more judgments, decrees, or orders for the payment of money in excess of Fifty Thousand and no/100 Dollars ($50,000.00) in the aggregate shall be rendered against the Borrower, any of its Subsidiaries and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, stayed or bonded pending appeal; or

        (10)The Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under the Security Agreement, or the Borrower shall fail to perform any of its obligations under the Security Agreement;

    Then, and in any such event, the Bank may, by notice to the Borrower,
(1) declare its obligation to make Loans to be terminated whereupon the same shall forthwith terminate, and (2) declare the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower.


                            ARTICLE IX

                           MISCELLANEOUS

    SECTION 9.1 OTHER LOAN DOCUMENTS. Attached hereto as Exhibit I, are true and correct copies of certain commercial loan documents (the "Continuing Loan Documents") currently in full force and effect between the Bank and the Borrower which will continue in full force and effect after the execution and delivery of the Loan Documents. The Loan Documents and the Continuing Loan Documents each constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except to the extent modified in accordance with those amendments copies of which are annexed hereto as Exhibit J and except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally. The Borrower has no defenses, offsets, claims, or counterclaims of any kind or nature with respect to its obligations arising under any of the Loan Documents or Continuing Loan Documents.

    SECTION 9.2 AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    SECTION 9.3 NOTICES, ETC. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic or facsimile communication) and mailed or telegraphed or delivered, if to the Borrower, at its address at 1 Komer Plaza, Elmira, New York 14902 (fax No.
(607) 733-5782) Attention: Robert Johnson, and if to the Bank, at its address at One Marine Midland Plaza, Rochester, New York 14639 (fax No.
(716) 238-7267), Attention: Stanley L. Peck; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this section
9.2. All such notices and communications shall, when mailed or telegraphed, be effective when deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank.

    SECTION 9.4 NO WAIVER; REMEDIES. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power, or remedy under any Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

    SECTION 9.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

    SECTION 9.6 COSTS, EXPENSES, AND TAXES. Except as limited herein, the Borrower agrees to pay on demand (1) all costs and expenses in connection with the negotiation, preparation, execution, delivery, filing, recording, and administration of any of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under any of the Loan Documents, (2) all costs and expenses, if any, in connection with advice concerning the Bank's rights under, and/or in connection with, the enforcement of any of the Loan Documents. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. The Borrower's obligation to reimburse the Bank for appraisals heretofore obtained are limited to $5,000 for equipment appraisals and $3,000 for real property appraisals. The Borrower's obligation to reimburse the Bank for legal fees under subdivision (1)(a) of this section: (a) shall be limited to $20,000 for (i) services rendered through January 17, 1996, (ii) preparation of first draft closing documents, and (iii) closing arrangements.

    SECTION 9.7 RIGHT OF SETOFF. Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this section 9.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

    SECTION 9.8 GOVERNING LAW. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York.

    SECTION 9.9 SEVERABILITY OF PROVISIONS. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

    SECTION 9.10 HEADINGS. Article and section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

    SECTION 9.11 INDEMNIFICATION. The Borrower agrees to indemnify, defend, and hold harmless the Bank from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges arising under Environmental Laws. Such costs or other liabilities incurred by the Bank or any other person or entity shall be deemed to include, without limitation, any sums which the Bank deems it necessary or desirable to expend to protect its security interest in the Collateral. The liability of the Borrower to the Bank under the covenants of this Paragraph is not limited by any exculpatory provisions in this Agreement, or in the other documents securing this Loan and shall survive any repayment of this Loan, transfer of the Collateral, or any other transfer or termination of this Agreement regardless of the means of such transfer or termination. In addition to any other conditions necessary to terminate this Agreement, the liability of the Borrower to the Bank under this Paragraph shall survive until the following conditions are met: (1) neither the Bank nor any other person or entity indemnified under this Paragraph has taken title to or operated any Property or the Collateral, or any part thereof, nor participated, or had the ability to participate, in decisions affecting Hazardous Substances present on, in or under any Property; (2) no change in any Environmental Law has occurred during the period beginning on the date hereof, and ending on the date the Note has been paid in full, which would make the Bank liable for any condition in the Environment arising from the Collateral or any Property; and (3) no actual, threatened, or pending claim by the Bank or any other person or entity for indemnification under this Paragraph exists.

    In addition, the Borrower agrees to indemnify, defend, and hold harmless the Bank from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges incurred by the Bank in connection with any claim made, or action or proceeding brought, by Chase against the Bank related to the Borrower's execution, delivery or performance of its obligations under any of the Loan Documents.

    SECTION 9.12 RENEWAL OF EXISTING LETTERS OF CREDIT. Upon written application of the Borrower, and upon payment of the Bank's customary fees for such service or accommodation, the Bank will renew Existing Letters of Credit through March 9, 1997 or such earlier date as is requested by the Borrower, provided that no Default or Event of Default shall have occurred and be continuing at the time of such application.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                ARTISTIC GREETINGS INCORPORATED


                            By: /s/ Robert Johnson
                                Robert Johnson, EVP and CFO


                                MARINE MIDLAND BANK


                            By: /s Stanley L. Peck
                                Stanley L. Peck, Vice President

**FOOTNOTES**

     {1}Except that any existing default by the Borrower under its existing agreements with Chase which has been reported by the Borrower to the Bank in writing, shall not constitute a default under this subsection provided that all such defaults are waived by Chase on or before March 31, 1996 and provided further that this exception does not apply to, or in any way limit or impair the operation of, subsection (3) above.

7.01; 030896

                           EXHIBIT INDEX


            Exhibit A   Form of Security Agreement
            Exhibit B   Form of Offset Waiver
            Exhibit C   Revolving Credit Note
            Exhibit D   Form of Opinion of Cahill Gordon & Reindel
            Exhibit E   Opinion of Thomas C. Wyckoff
            Exhibit F   List of Subsidiaries
            Exhibit G   List of Debt
            Exhibit H   List of Permitted Liens
            Exhibit I   Copies of Continuing Loan Documents
            Exhibit J   Form of Amendment and Modification Agreement
            Exhibit K   Form of Borrowing Base Certificate


                          SCHEDULE INDEX


            SCHEDULE 2.1(2)(b)Locations owned by Borrower at which raw material inventory is located.
            SCHEDULE 2.1(2)(c)Locations at which raw material inventory subject to vendor setoff waivers is located.
            SCHEDULE 2.1(2)(d)Locations owned by Borrower at which finished goods inventory is located.
            SCHEDULE 4.7Litigation list.

7.01; 030896

                             EXHIBIT C

                               NOTE

$6,500,000.00                                       March 8, 1996
                                              Rochester, New York

    FOR VALUE RECEIVED, the undersigned, ARTISTIC GREETINGS INCORPORATED a Delaware corporation (the "Borrower"), DOES HEREBY PROMISE to pay to the order of MARINE MIDLAND BANK (the "Bank"), at its office at One Marine Midland Plaza, Rochester, New York 14639 in lawful money of the United States and in immediately available funds, the principal amount of Six Million Five Hundred Thousand and no/100 Dollars ($6,500,000.00) or the aggregate unpaid principal amount of all Revolving Credit Loans made to the Borrower by the Bank hereunder and pursuant to the Agreement, whichever is less, on March 9, 1997, and to pay interest (computed on the basis of a year of 360 days) from the date of this Note on the unpaid principal amount hereof, in like money, at said office, at a rate per annum as provided in the Agreement (as defined below).

    The Borrower hereby authorizes the Bank to endorse on Schedule A annexed to this Note in the case of Prime Rate Loans and Schedule B annexed to this Note in the case of Quoted Rate Loans, all Revolving Credit Loans made to the Borrower and all payments of principal amounts in respect of such Revolving Credit Loans, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Revolving Credit Loans; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligations of the Borrower under the Agreement or this Note.

    This Note is the Note referred to in a certain Revolving Credit Agreement between the Bank and the Borrower dated March 8, 1996 (the "Agreement"), and capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement. The Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of the principal of this Note prior to the maturity upon the terms and conditions specified in the Agreement. This Note is secured by a Security Agreement reference to which is hereby made for a description of the Collateral and the rights of the Borrower and the Bank with respect to such Collateral. This Note shall be governed by the laws of the State of New York, provided that, as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Bank permit it to charge or collect a higher rate than the laws of the State of New York, then such law applicable to the Bank shall apply to the Bank under this Note.

                                    ARTISTIC GREETINGS INCORPORATED


                                    By:
                                    Title:

7.01; 030896

                            SCHEDULE A



                                                             Unpaid Principal
                                        Amount of Principal   Balance of all     Name of Person
                         Amount of            Prepaid        Prime Rate Loans    Making Notation
       Date                Loan

                            SCHEDULE B
                        QUOTED RATE LOANS

                                                  Unpaid Principal
                                                   Balance of all  Name of Person
                                    Amount of        Quoted Rate       Making
                Amount of Loan  Principal Prepaid       Loans         Notation      Applicable
     Date                                                                           Quoted Rate